UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2016

WECAST NETWORK, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

375 Greenwich Street, Suite 516

New York, New York 10013

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amendment No. 6 to McMahon Note

On May 10, 2012, at the request of Wecast Network, Inc. (the “Company’), Mr. McMahon made a loan to the Company in the amount of $3,000,000. In consideration for the loan, the Company issued a convertible note to Mr. McMahon in the principal amount of $3,000,000, as amended on May 18, 2012, October 19, 2012, May 10, 2013, January 31, 2014 and December 30, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “McMahon Note”).

Effective on December 31, 2016, the Company and Mr. McMahon entered into Amendment No. 6 to the McMahon Note pursuant to which the McMahon Note will be, at Mr. McMahon’s option, payable on demand or convertible on demand into shares of the Company’s Series E Preferred Stock, provided that the Note will no longer be convertible into Series E Preferred Stock upon the conversion of the Series E Preferred stock owned by C Media into the Company’s Common Stock (pursuant to which all Series E Preferred Stock will be automatically converted) but then convertible only into Common Stock at a conversion price of $1.50, until December 31, 2018.

The foregoing description of Amendment No. 6 to the McMahon Note is qualified in its entirety by reference to the actual Amendment No. 6 to the McMahon Note, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 6 to the Convertible Promissory Note, dated December 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WECAST NETWORK, INC.

Date: January 6, 2017	By:	/s/ Bing Yang
Bing Yang
Chief Executive Officer